Exhibit 99.1

Monogram Announces Third Quarter 2005 Financial Results

— 52% revenue growth year over year—

— Conference Call Today at 10:00 am ET —

SOUTH SAN FRANCISCO, Calif., October 24, 2005 – Monogram Biosciences, Inc. (Nasdaq: MGRM) (formerly ViroLogic, Inc.) today reported financial results for the third quarter ended September 30, 2005.

Third Quarter Results

The Company had record revenue of $13.1 million for the third quarter of 2005, which was 52 percent higher than revenue of $8.6 million for the third quarter of 2004. Driving the increase in revenue was revenue from the Company’s HIV testing products, which was $12.1 million in the third quarter of 2005 compared to $8.0 million for the same period in 2004. Revenue from oncology and eTag™ collaborations was $0.6 million for the third quarter of 2005.

“The pharmaceutical clinical trials utilizing our comprehensive HIV services, including those for the new class of CCR5 entry inhibitor drugs, have continued to provide a strong boost to our revenue,” said William D. Young, Chairman and CEO of Monogram. “Our tests are an important element of the trial protocols for these HIV drugs and we believe that our tests may also be used in subsequent early access programs as well as in commercial use of the drugs, if approved by the FDA. While the CCR5 entry inhibitor clinical trials have helped drive revenue growth, we have a total 60 pharmaceutical companies for which we are conducting a wide-range of testing services.”

For the third quarter of 2005, a net loss of $9.6 million, or $0.08 per common share, was recorded, compared to a net loss of $1.6 million, or $0.03 per common share, for the same period in 2004. Included in the results for 2005 were substantial non-cash items, primarily related to the Contingent Value Rights, which are described below under “Pro Forma Results”. On a proforma basis, adjusted for these non-cash items, the net loss was $2.8 million, or $0.02 per share, in the third quarter of 2005 compared to a net loss of $1.6 million, or $0.03 per share, in the same period of 2004.

Nine Month Results

The Company reported revenue of $35.5 million for the nine months ended September 30, 2005, an increase of 32 percent over revenue of $26.9 million for the same period of 2004.

Net loss for the nine months ended September 30, 2005 was $16.3 million, or $0.13 per common share, compared to a net loss of $4.2 million, or $0.08 per common share, for the same period in 2004. On a proforma basis, adjusted for the non-cash items described below, the net loss was $9.5 million, or $0.08 per share, in the nine months ended September 30, 2005 compared to $4.2 million, or $0.08 per share, in the same period of 2004.

Cash Resources

The Company had approximately $70 million of cash, cash equivalents, short-term investments and restricted cash at September 30, 2005. We expect to end 2005 with approximately $65 million in cash, cash equivalents and investments.

Recent Corporate Highlights

Corporate:

•	Changed company name to Monogram Biosciences, Inc. to reflect our broader business focus as we plan for the commercialization of eTag products in oncology.

•	Hired William J. Welch as Chief Commercial Officer to prepare for commercialization of eTag assays in oncology. Mr. Welch will manage the existing sales and marketing groups for our HIV products and build the strategies and organization for an anticipated commercial introduction of the first oncology products in 2006.

HIV:

•	Provided testing services for our pharmaceutical customers’ phase III clinical programs for a new class of CCR5 entry inhibitor drugs.

•	Signed six new testing service agreements for the provision of comprehensive HIV pharmaceutical testing services.

•	HIV revenues increased by 52% in the third quarter of 2005.

Oncology:

•	Initiated two additional collaborations with pharmaceutical and biotechnology companies for the evaluation of eTag assays as predictors of patient response to EGFR cancer drugs, bringing the total number of collaborations that we have had to nine, including a collaboration announced today with Merck KGaA (Xetra: Merck KGaA) to conduct a cancer biomarker study with application to Erbitux™, Merck’s chimeric monoclonal antibody to the epidermal growth factor receptor (EGFR) which it distributes in Europe under license;

•	Advanced the validation of eTag assays by analyzing clinical tissue samples previously treated with the EGFR inhibitor drugs: Herceptin®, Iressa®, Tarceva™ and Erbitux™. Several cohorts have been, and are being, analyzed to identify correlations that may be clinically meaningful. We are working with our collaborators to have these correlations published when the studies are completed and the data fully analyzed.

•	Presented five studies showing the efficacy and benefit of eTag technology at the first annual National Cancer Research Institute (NCRI) Conference in Birmingham, United Kingdom.

Outlook

The following are the key objectives on which we are focused.

HIV:

•	Continue to grow HIV testing revenues, driven in part by the use of our Co-receptor Tropism assay for patient selection and monitoring during clinical trials of the CCR5 entry inhibitors;

•	Prepare for possible use of our tests with the CCR5 entry inhibitor drugs in early access programs as well as in commercial use of the drugs if approved by the FDA.;

Oncology:

•	Continue working with the nine pharmaceutical and biotechnology companies with whom we have had collaborations on the application of etag technology to develop more substantial collaborations;

•	Prepare for the anticipated launch of our first commercial eTag assay in oncology, a test panel measuring activated EGF receptors related to approved targeted cancer therapies during 2006;

•	Validate EGFR test panel in our CLIA certified clinical laboratory;

•	Develop a body of published clinical data based on currently in-process studies and planned studies indicating the level of correlation between identified protein complex biomarkers and clinical outcome for Herceptin, Iressa, Tarceva and Erbitux.

Following the financial statements below, we have provided supplemental information to help investors and media gain further insights into our business.

Proforma Results

There were several non-cash items that affected results for the quarter ended September 30, 2005 and were recorded as follows:

•	A “mark-to-market” adjustment to the liability established for the potential payment on the Contingent Value Rights (CVRs) issued as part of the merger consideration for ACLARA BioSciences, Inc. Subsequent to the closing of the merger, an active trading market had been established, and this liability was revalued based on the actual closing price of the CVRs on the OTC bulletin board, or $0.23 per CVR at December 31, 2004, $0.31 at March 31, 2005, $0.25 at June 30, 2005 and $0.36 at September 30, 2005. This revaluation led to a $7.2 million unfavorable adjustment to the liability in the third quarter of 2005 and this is reflected as non-operating expense in the statement of operations. Further revaluations will be done each quarter while the CVRs remain outstanding.

•	A favorable non-cash item of $0.5 million for stock based compensation including the favorable impact in the quarter of variable accounting on all former ACLARA stock options as a result of the CVRs, recognition of expense based on the value of CVRs related to former ACLARA stock options that vested during the period, and amortization of deferred compensation.

We are reporting proforma results excluding these items to provide a clearer view of ongoing expenses without the impact of merger-related costs.

Capital Structure

During the third quarter, we issued 0.8 million shares of Common Stock upon exercise of outstanding warrants and received $0.2 million in cash in relation to certain of these exercises. At September 30, 2005, there were no shares of Preferred Stock outstanding, warrants outstanding were exercisable into 2.4 million shares of our Common Stock and a total of 127.2 million shares of our Common Stock were outstanding.

Conference Call Details

Monogram will host a conference call today at 10:00 a.m. Eastern Time. To participate in the live teleconference please call (800) 289-0494 fifteen minutes before the conference begins. Conference participant passcode is 1354667. Live audio of the call will be simultaneously broadcast over the Internet and will be available to members of the news media, investors and the general public. Access to live and archived audio of the conference call will be available by following the appropriate links at www.monogrambio.com and clicking on the Investor Relations link. Following the live broadcast, a replay of the call will also be available at (888) 203-1112 or (719) 457-0820 for international callers, until October 31, 2005. The replay passcode is 1354667.

The information provided on the teleconference is only accurate at the time of the conference call, and Monogram assumes no obligation to provide updated information except as required by law.

About Monogram

Monogram, formerly ViroLogic, Inc., is advancing individualized medicine by discovering, developing and marketing innovative products to guide and improve treatment of serious infectious diseases and cancer. The Company’s products are designed to help doctors optimize treatment regimens for their patients that lead to better outcomes and reduced costs. The Company’s technology is also being used by numerous biopharmaceutical companies to develop new and improved antiviral therapeutics and vaccines as well as targeted cancer therapeutics. More information about the Company and its technology can be found on its web site at www.monogrambio.com.

Forward Looking Statements

Certain statements in this press release and attached supplemental information are forward-looking. These forward-looking statements include references to the potential use for the Company’s tests in subsequent early access programs as well as in commercial use of CCR5 entry inhibitor drugs if approved by the FDA, our expected cash resources at the end of 2005, and future development and commercialization plans for our HIV and oncology products and businesses. These forward looking statements are subject to risks and uncertainties and other factors, which may cause actual results to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. These risks and uncertainties include, but are not limited to, risks and uncertainties relating to the performance of our products; the growth in revenues; the improvement in gross margin; the size, timing and success or failure of any CCR5 clinical trials; the use of our Co Receptor Tropism assay for patient use in the event of approval of any CCR5 inhibitors; the ability of our eTag assays to predict response to particular therapeutic agents, our ability to successfully conduct clinical studies and the results obtained from those studies; whether larger confirmatory clinical studies will confirm the results of initial studies; our ability to establish reliable, high-volume operations at commercially reasonable costs; expected reliance on a few customers for the majority of our revenues; the annual renewal of certain customer agreements; actual market acceptance of our products and adoption of our technological approach and products by pharmaceutical and biotechnology companies; our estimate of the size of our markets; our estimates of the levels of demand for our products; the impact of competition; the timing and ultimate size of pharmaceutical company clinical trials; whether payors will authorize reimbursement for our products and services; whether the FDA or any other agency will decide to further regulate our products or services; whether we will encounter problems or delays in automating our processes; whether licenses to third party technology will be available; whether we are able to build brand loyalty and expand revenues; the potential impact of cash and or stock payments by us on the Contingent Value Rights issued to shareholders of ACLARA; and whether we will be able to raise sufficient capital if required. For a discussion of other factors that may cause our actual events to differ from those projected, please refer to our most recent annual report on Form 10-K and quarterly reports on Form 10-Q, as well as other subsequent filings with the Securities and Exchange Commission. We do not undertake, and specifically disclaim any obligation, to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

PhenoSense and eTag are trademarks of Monogram Biosciences, Inc. Herceptin is a registered trademark of Genentech, Inc., Tarceva is a trademark of OSI Pharmaceuticals, Inc., Erbitux is a trademark of ImClone Systems Incorporated and Iressa is a registered trademark of AstraZeneca plc.

~financials to follow~

###

MONOGRAM BIOSCIENCES, INC.

SELECTED STATEMENT OF OPERATIONS DATA

(In thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
	(Unaudited)
Revenue:
Product revenue	$12,136	$7,977	$31,994	$25,351
Contract revenue	1,002	645	3,552	1,520

Total revenue	13,138	8,622	35,546	26,871

Operating costs and expenses:
Cost of product revenue	5,406	4,186	14,720	13,077
Research and development	4,776	1,618	13,724	4,611
Sales and marketing	3,095	2,406	8,916	7,148
General and administrative	2,808	2,019	7,665	5,849
Lease termination charge	—	—	—	433

Total operating costs and expenses	16,085	10,229	45,025	31,118

Operating loss	(2,947)	(1,607)	(9,479)	(4,247)

Interest and other income, net	585	19	1,689	40
CVR valuation adjustment	(7,249)	—	(8,493)	—

Net loss	$(9,611)	$(1,588)	$(16,283)	$(4,207)

Net loss per common share, basic	$(0.08)	$(0.03)	$(0.13)	$(0.08)

Weighted-average shares used in computing basic net loss per common share	126,526	53,672	122,265	53,435

Reconciliation of Proforma Results to GAAP
Net loss	$(9,611)	$(1,588)	$(16,283)	$(4,207)
Adjustments for non-cash items:
CVR valuation adjustment	7,249	—	8,493	—
Stock based compensation	(449)	—	(1,695)	—

Proforma net loss	(2,811)	(1,588)	(9,485)	(4,207)

Proforma net loss per common share	$(0.02)	$(0.03)	$(0.08)	$(0.08)

Management believes that this proforma financial data supplements our GAAP financial statements by providing investors with additional information which allows them to have a clearer picture of the company’s operations, financial performance and the comparability of the company’s operating results from period to period as they exclude the effects of costs related to our merger with ACLARA that we believe are not indicative of our ongoing operations. The presentation of this additional information is not meant to be considered in isolation or as a substitute for results prepared in accordance with GAAP. Above, we have provided a reconciliation of the proforma financial information with the comparable financial information reported in accordance with GAAP.

MONOGRAM BIOSCIENCES, INC.

SELECTED BALANCE SHEET DATA

(In thousands)

	September 30, 2005	December 31, 2004
	(Unaudited)	(Note 1)
ASSETS
Current assets:
Cash and cash equivalents	$5,426	$6,027
Short-term investments	64,331	72,821
Restricted cash	50	350
Accounts receivable	8,085	7,251
Prepaid expenses	1,493	838
Inventory	1,299	1,059
Other current assets	622	584

Total current assets	81,306	88,930
Property and equipment, net	8,825	8,369
Goodwill	9,927	8,282
Other assets	2,193	2,054

Total assets	$102,251	$107,635

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,858	$3,222
Accrued compensation	2,055	1,697
Accrued liabilities	3,782	6,993
Current portion of restructuring costs	2,103	2,519
Deferred revenue	489	546
Current portion of loans payable and capital lease obligations	819	490
Contingent value rights	24,045	—

Total current liabilities	36,151	15,467

Long-term portion of restructuring costs	2,168	1,710
Contingent value rights	—	15,269
Other long-term liabilities	829	706
Redeemable convertible preferred stock	—	1,810
Commitments
Stockholders’ equity:
Common stock	127	116
Additional paid-in capital	267,612	260,591
Accumulated other comprehensive loss	(537)	(57)
Deferred compensation	(114)	(275)
Accumulated deficit	(203,985)	(187,702)

Total stockholders’ equity	63,103	72,673

Total liabilities and stockholders’ equity	$102,251	$107,635

(1)	The balance sheet data is derived from audited financial statements for the year ended December 31, 2004, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission.

MONOGRAM BIOSCIENCES, INC.

SUPPLEMENTAL INFORMATION

To provide additional insights to investors, the following information is provided in a question and answer format.

HIV

1.	What has been the impact of the CCR5 clinical trials on your business?

The initiation of phase III trials for the new class of CCR5 inhibitor drugs over the past year have been the primary factor in 35% and 52% increases in our revenue in the second and third quarters of 2005, respectively, compared to the same periods a year ago.

Our testing services are used in all currently ongoing phase III programs of CCR5 entry inhibitor drugs. Importantly, these programs not only utilize our Co-Receptor Tropism assay for patient selection and monitoring but they also utilize our standard Phenosense GT test to optimize patients’ treatment regimens.

The CCR5 inhibitor class of drugs has been the major driver of our revenue growth this year. While the large phase III programs are significant to our revenues, we have a total of 60 pharmaceutical and biotechnology companies for which pharmaceutical testing has been conducted in the last two quarters.

2.	What was the performance of your patient testing business in the third quarter?

We will no longer be breaking out the “patient testing” and “pharmaceutical testing” revenues. While the late-stage CCR5 entry inhibitor clinical trials have added a significant increment to our overall business, we believe that some patients who might otherwise receive our PhenoSense GT test in our ongoing commercial patient testing service, in fact receive this test through their participation in a clinical trial. While we cannot quantify this phenomenon we do believe that this has the effect of moving revenue from what we have traditionally called patient testing revenue to the category that we have traditionally called pharmaceutical testing. Also, in the future, if these drugs are made available in an “early access” program after completion of the phase III trial but before approval, as is often the case with HIV drugs, then it is possible that this blurring of the line between “patient testing” and “pharmaceutical testing” could increase. Accordingly, and to avoid this confusion, we are now reporting our HIV revenues as one combined category.

However as a transitional disclosure as we make this change, we saw single digit growth annually for both the third quarter and the nine months in patient testing revenues, even with the effect of the trials described above.

3.	What has been the effect of the issues disclosed by GlaxoSmithKline plc (GSK) with regard to its CCR5 program?

In September, GSK, one of our customers, announced certain actions related to its CCR5 development program. Specifically it announced that there had been a small number of adverse events related to liver toxicity in phase II trials and that its phase II trials in treatment-naïve patients were being terminated. Most of our testing services related to these phase II trials had already been completed and our testing for the phase III trials was also stopped. At this time, we cannot predict the resumption of our testing services in GSK’s CCR5 program. Greater detail on the status of the GSK trials can be found in GSK’s public disclosures.

To our knowledge, none of our other customers with phase III programs for co-receptor tropism inhibitor drugs have announced significant adverse side effects in their trials. Testing in the first of these programs commenced in late 2004. In addition, we believe there are at least 10 entry inhibitor compounds in earlier discovery and development testing by various companies.

4.	What will be the future impact of the CCR5 drugs on your business?

This will be determined in large part by how these drugs progress through their clinical trials and through FDA review and approval. There is always the risk that the drugs will not be successful in their trials, that trials will not be completed or that the drugs will not be approved by the FDA. If the drugs are successful, however, then it is possible that our tests will be used in conjunction with the drugs in clinical use after FDA approval. Also, new HIV drugs are often made available in “early access programs” after completion of phase III clinical trials but before approval for marketing. In both these circumstances the provision of testing services in support of the CCR5 class of drugs could provide a meaningful increment to our HIV business over the long term.

Oncology

5.	What is eTag technology? How will eTag assays be used?

Our eTag assays enable detailed analysis of protein drug targets and signaling pathways in cancer cells, including FFPE samples, which is the standard format in most pathology labs. The unique capability of eTag assays is the ability to directly measure quantitatively and precisely activated pathway status by measuring protein complexes, not just indirect measures such as gene mutations and gene expression levels. The assays can provide information on a drug’s mechanism of action, selectivity and potency in a biological setting in pre-clinical research, and enable enrichment or selection of clinical trial populations later in a drug’s development. In addition, we believe these assays may ultimately be used to help physicians better determine whether certain therapies are more appropriate for individual cancer patients, and whether to combine therapies with different mechanisms or properties. We plan to introduce the first commercially available activated receptor test panel based on eTag technology, focused on the EGFR/HER receptor family in 2006.

6.	What will your first commercial oncology product be?

We are focused on a test panel to predict responsiveness of particular patients to drugs that target the EGFR pathway. The currently approved drugs of this type are Herceptin, Tarceva, Iressa and Erbitux. The details of our first test panel and which of these EGFR drugs the test will target have yet to be determined. The details of our initial product will be dependent on the nature and timing of clinical data that may be generated in our clinical studies.

7.	What is the status of your clinical studies for the eTag EGFR test panel?

We are continuing to analyze a large number of cohorts of tissue samples from patients treated with the approved EGFR drugs Herceptin, Tarceva, Iressa and Erbitux. These samples have been provided by a variety of clinical collaborators. We are using the eTag assay to identify clinical correlations and we will be working with our collaborators to have these correlations published when the studies are completed and the data fully analyzed.

We are also working with pharmaceutical and biotechnology companies, including the collaboration announced today with Merck KGaA to study samples treated with Erbitux, which Merck markets in Europe. To date we have had nine collaborations with biopharmaceutical companies and in all cases, the collaboration or discussions about additional collaborations are ongoing.

Financial

8.	What has been your use of cash?

During the first nine months of 2005, the overall reduction in our cash, cash equivalents, investments and restricted cash was $9.4 million. Of this, cash used in operations was $8.8 million, cash used in investing activities, primarily payment of merger related transaction costs and purchase of fixed assets, was $8.3 million and cash provided by financing activities, primarily from the exercise of warrants, was $7.7 million.

The following table shows these amounts by quarter:

$ millions	Q1	Q2	Q3	Q3 year to date
Cash used in operations	$(2.6)	$(1.8)	$(4.4)	$(8.8)
Cash used for merger transaction costs	(4.7)	—	—	(4.7)
Cash used in investing activities	(1.5)	(1.2)	(0.9)	(3.6)
Cash provided by financing activities	4.5	2.1	1.1	7.7

	$(4.3)	$(0.9)	$(4.2)	$(9.4)

9.	What is the potential cash amount of the CVR liability and how much cash do you have currently?

We currently have cash, cash equivalents and investments of approximately $70 million. In the event that there is a payout under the provisions of the Contingent Value Rights (CVRs) the maximum amount required to be paid in cash, based on CVRs currently outstanding, is approximately $31 million. The balance is payable, at our election, in cash or shares of our common stock. Additional information on the CVRs and the potential payments is included in our most recent Form 10Q filed with the SEC.

10.	What are the trends in your net losses?

Our net income/(loss) includes changes in the valuation of the Contingent Value Rights (CVR) liability, which is marked to market each quarter, as well as non-cash charges for stock-based compensation included in operating expenses and described in question 11 below. The effect of these items generates significant fluctuations from quarter to quarter in net income/(loss). The table below shows the net income/(loss) both in accordance with GAAP and on a proforma basis, adjusted for these non-cash items.

$ millions	Q1	Q2	Q3	Q3 year to date
GAAP Net Income/(Loss)	$(7.4)	$0.7	$(9.6)	$(16.3)
Contingent Valuation Rights adjustment included in non-operating income/expense	5.2	(4.0)	7.3	8.5
Non-cash amounts for stock based compensation included in operating expenses	(1.9)	0.7	(0.5)	(1.7)

Proforma Net Loss	$(4.1)	$(2.6)	$(2.8)	$(9.5)

11.	What are the trends in your operating expenses without the impact of the non-cash items?

Our operating expenses include non-cash amounts related to stock compensation. These non-cash amounts are (i) the impact of variable accounting on all former ACLARA stock options as a result of the CVRs, (ii) recognition of expense based on the value of CVRs related to former ACLARA options that vested during the period, and (iii) amortization of deferred compensation.

The table below shows for each operating expense category the amount that represents stock compensation and the balance that represents “proforma expenses”. Proforma expenses are all those expenses other than the non-cash stock compensation amounts described above. Certain amounts in Q1 and Q2 have been reclassified from research and development to cost of goods sold.

$ millions	Q1	Q2	Q3	Q3 year to date
Cost of Goods Sold
Proforma expenses	$4.3	$5.0	$5.4	$14.7
Non-cash amounts for stock-based compensation	—	—	—	—

GAAP expenses	$4.3	$5.0	$5.4	$14.7

$ millions	Q1	Q2	Q3	Q3 year to date
Research and Development
Proforma expenses	$4.6	$4.7	$5.0	$14.3
Non-cash amounts for stock-based compensation	(0.6)	0.2	(0.2)	(0.6)

GAAP expenses	$4.0	$4.9	$4.8	$13.7

$ millions	Q1	Q2	Q3	Q3 year to date
Sales and Marketing
Proforma expenses	$2.7	$3.2	$3.2	$9.1
Non-cash amounts for stock-based compensation	(0.2)	0.1	(0.1)	(0.2)

GAAP expenses	$2.5	$3.3	$3.1	$8.9

$ millions	Q1	Q2	Q3	Q3 year to date
General and Administrative
Proforma expenses	$2.8	$2.8	$3.0	$8.6
Non-cash amounts for stock-based compensation	(1.1)	0.4	(0.2)	(0.9)

GAAP expenses	$1.7	$3.2	$2.8	$7.7

$ millions	Q1	Q2	Q3	Q3 year to date
Total Costs and Operating Expenses
Proforma expenses	$14.4	$15.7	$16.6	$46.7
Non-cash amounts for stock-based compensation	(1.9)	0.7	(0.5)	(1.7)

GAAP expenses	$12.5	$16.4	$16.1	$45.0